Exhibit 99.2

Summary Historical Financial Information and Other Data of AAG

The following summary historical financial data for the fiscal year ended December 31, 2014 have been derived from AAG’s audited consolidated financial statements, which have been incorporated by reference herein.

Year Ended December 31, 2014
(in millions)
Net sales(1)	$410.0
Cost of products sold	219.2
Cost of products sold—acquisition related	6.8

Gross profit	184.0
Operating expenses:
Selling, general and administrative expenses	60.9
Advertising costs	28.8
Research and development costs	2.9
Depreciation and amortization	47.1
Intangible asset impairment	7.0

Total operating expenses	146.7

Operating profit	37.2
Non-operating expenses:
Interest expense	71.6
Other expense, net	1.3

Loss before income taxes	(35.6)
Benefit for income taxes	11.1

Net loss	(24.5)

Other Data:
Adjusted EBITDA(2)	$140.2

(1)	As a result of AAG acquiring IDQ on March 17, 2014, AAG’s financial results for the fiscal year ended December 31, 2014 do not include the financial results of IDQ from January 1, 2014 to March 16, 2014, including net sales of $33.3 million during such period.
(2)	AAG’s EBITDA is defined as net earnings before interest expense (net), income taxes, depreciation and amortization including goodwill impairment, and is used by management to measure operating performance of the business. AAG’s “Adjusted EBITDA” is calculated by adding to or subtracting from EBITDA certain items of expense and income, as well as management’s estimates of other items, as described below. AAG’s EBITDA and Adjusted EBITDA are not measurements of AAG’s financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to operating income, net earnings, cash flows from operating, investing or financing activities or other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of AAG’s liquidity. The items excluded from AAG’s Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. In addition, AAG’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA for the years ended December 31, 2014 is calculated as follows:

Year Ended December 31, 2014
(in millions)
Net loss, as reported	$(24.5)
Interest expense	71.6
Benefit for income taxes	(11.1)
Intangible asset impairment	7.0
Depreciation and amortization	55.0

EBITDA	$98.0

Share-based compensation(a)	$(0.8)
Estimated acquisition and integration related charges(b)	12.6
Purchase accounting inventory valuation adjustment(c)	6.8
Sponsor monitoring fees(d)	2.6
Non-cash write-off of assets(e)	(0.4)
Estimated pre-acquisition Adjusted EBITDA of IDQ(f)	11.8
Unrealized synergies(g)	9.6

Adjusted EBITDA	$140.2

(a)	Reflects the reversal of non-cash share-based compensation expense related to options granted under AAG’s 2010 Stock Option Plan.
(b)	Estimated acquisition and integration costs related to AAG’s acquisition of IDQ, including one-time retention charges and other one-time compensation costs, and other immaterial ongoing mergers and acquisitions activity.
(c)	Reflects the one time increase in cost of goods sold due to the sale of inventory revalued in conjunction with AAG’s acquisition of IDQ.
(d)	Amounts relate to fees paid to private equity owners of AAG.
(e)	Reflects amounts related to indemnified tax liability related to previous ownership group.
(f)	Reflects management’s estimate of pre-acquisition Adjusted EBITDA of IDQ and its consolidated subsidiaries, which was acquired on March 17, 2014. On a GAAP basis, IDQ experienced a net loss for the period. However, this adjustment is for illustrative purposes only and does not represent what the earnings of IDQ and its consolidated subsidiaries would have been had the acquisition occurred on or before January 1, 2014. Moreover, the inclusion of pre-acquisition earnings is not meant to indicate that AAG’s Adjusted EBITDA is being presented on a pro forma basis to give effect to the acquisition of IDQ and its consolidated subsidiaries.
(g)	Reflects management’s estimate of expected synergies from initiatives implemented by AAG’s management in connection with AAG’s acquisition of IDQ that have yet to be realized and are expected in future periods. However, there can be no assurances that such synergies will be realized.